Filed Pursuant to Rule 433

Registration No. 333-153490 and 333-153490-01

January 6, 2009

TYCO INTERNATIONAL FINANCE S.A.

U.S. $ 750,000,000 8.50% Notes due 2019

Fully and Unconditionally Guaranteed by

TYCO INTERNATIONAL LTD.

Term Sheet

Issuer:	Tyco International Finance S.A.
Guarantor:	Tyco International Ltd.
Size:	$750,000,000
Maturity:	January 15, 2019
Coupon:	8.50%
Price to Public:	99.997% of face amount
Yield to Maturity:	8.50%
Spread to Benchmark Treasury:	681.9 bps
Benchmark Treasury:	UST 1.50% due December 31, 2013
Benchmark Treasury Yield:	1.681%
Interest Payment Dates:	January 15, and July 15, commencing on July 15, 2009
Redemption Provisions:	Make whole call: T + 50 bps
Optional Repurchase Date:	July 15, 2014
Pricing Date:	January 6, 2009
Settlement Date:	January 9, 2009 (T+3)
CUSIP:	902118 BL1
ISIN:	US902118BL18
Denominations:	$2,000 x $1,000
Ratings (Moody’s / S&P / Fitch):

Baa1/BBB+/BBB+
The security ratings set forth above are not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal by the assigning rating organization. Each rating should be evaluated independently of any other rating.

Underwriters:

Joint Bookrunners:

Citigroup Global Markets Inc.

Morgan Stanley & Co. Incorporated

Banc of America Securities LLC

Deutsche Bank Securities Inc.

Goldman, Sachs & Co.

UBS Securities LLC

Co-Managers:

Barclays Capital Inc.

BNP Paribas Securities Corp.

J.P. Morgan Securities Inc.

The Williams Capital Group, L.P.

The issuer has filed a registration statement (including a base prospectus and a prospectus supplement) with the U.S. Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus supplement for this offering, the prospectus in that registration statement and any other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC online data base (EDGAR) on the SEC web site at http://www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement and prospectus if you request it by calling Citigroup Global Markets Inc. at (877) 858-5407, Morgan Stanley & Co. Incorporated at (866) 718-1649, Banc of America Securities LLC at (800) 294-1322, Deutsche Bank Securities Inc. at (800) 503-4611, Goldman, Sachs & Co. at (866) 471-2526, or UBS Securities LLC at (877) 827-6444 ext 561-3884.